Exhibit 99.1
Armstrong World Industries Names Matthew J. Espe
Chief Executive Officer and President
LANCASTER, PA, June 25, 2010 — Armstrong World Industries, Inc. (“Armstrong”) (NYSE:AWI) announced today that its board of directors has named Matthew J. “Matt” Espe to serve as the company’s chief executive officer and president. His appointment will become effective in late July 2010.
Mr. Espe, 51, brings 30 years of experience in sales, marketing, distribution and management of global manufacturing businesses to Armstrong. He joins the company from Ricoh Americas Corporation, a subsidiary of Ricoh Company, Ltd., and leading provider of document management solutions and services, where he serves as chairman and chief executive officer. Prior to this role, Mr. Espe was chairman and chief executive officer of IKON Office Solutions, Inc., a $4 billion office equipment distributor and services provider with 24,000 employees, which was acquired by Ricoh in 2008. Mr. Espe joined IKON in 2002 and during his tenure there he launched successive growth programs to increase global accounts, shifted products to a higher-end mix to reach higher-margin segments, and grew professional services through system and software solutions.
Prior to joining IKON, Mr. Espe was president and chief executive officer of GE Lighting. In this role, he served on the Corporate Executive Council of General Electric. In his 22-year career with GE, Mr. Espe managed multiple functional areas, including sales, marketing, distribution and manufacturing, and across divisions, including GE Supply, GE Plastics, and GE Lighting. He brings a global perspective having led businesses in Europe, Asia and North America.
“Matt brings a proven track record of placing a strong focus on customer service and profitable growth and is ideally suited to lead Armstrong into its next phase of growth,” said James J. O’Connor, Armstrong’s chairman. “Matt is an experienced executive who knows how to run large organizations efficiently and effectively. Throughout his career he has built businesses using systems and efficiency improvements, such as Six Sigma, to grow revenue and improve profitability. We are especially pleased to have Matt join Armstrong on our 150-year anniversary, a notable occasion in our company’s storied history.”
Mr. Espe said, “Armstrong is one of the most well-known and trusted brands in the industry. I’m privileged to be joining such a talented team whose dedication has produced an industry leader known for quality products and superior customer service. I’m looking forward to what we can do together to build on that success.”
Mr. Espe succeeds Michael D. Lockhart who stepped down in February 2010. Mr. O’Connor, who was named chairman of the board of directors of Armstrong in February 2010, will continue in that role. The board of directors plans to nominate Mr. Espe to serve on Armstrong’s board after his appointment as CEO becomes effective. He is also a member of the boards of Unisys Corporation and Graphic Packaging Holding Company. Mr. Espe is an active volunteer and member of the board of United Way of Southeastern Pennsylvania. He graduated from the University of Idaho and has an MBA from Whittier College.
Mr. O’Connor continued, “The board thanks all of the employees of Armstrong who have remained focused on the important task of serving our customers throughout this time of management transition. We are very proud of your contributions to Armstrong. Speaking on behalf of the board, we believe that the company has an exciting future ahead.”
# # #
Contact
Beth Riley, bariley@armstrong.com
Investors: (717) 396-6354
News media: (866) 321-6677

Forward Looking Statement
These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; risks related to capital investments and restructurings; reduced business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We try to reduce both the likelihood that these risks will affect our businesses and their potential impact. However, no matter how accurate our foresight, how well we evaluate risks, and how effective we are at mitigating them, it is still possible that one of these problems or some other issue could have an adverse effect on our business, profitability, and the carrying value of assets. We undertake no obligation to update any forward-looking statement beyond what is required by applicable securities law.
About Armstrong
Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2009, Armstrong’s consolidated net sales totaled approximately $2.8 billion. Based in Lancaster, Pa., Armstrong operates 36 plants in nine countries and has approximately 10,600 employees worldwide. For more information, visit www.armstrong.com.